Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 3, 2013 (the “Effective Date”), is entered into by and among 99¢ Only Stores, a California corporation (the “Company”), and Stephane Gonthier (“Executive”).

NOW, THEREFORE, the Company and Executive agree as follows:

1.                                      Employment.

(a)                                 Term.  The term of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date (the “Initial Term”); provided, that on the last day of the Initial Term and on each anniversary of such date thereafter, the term of this Agreement automatically shall be extended for an additional year unless, not later than 90 days prior to the expiration of the then-existing term, either party gives written notice to the other that the term of this Agreement will not be extended.  The Initial Term, together with any extensions, collectively shall be referred to as the “Term.”  After the Term, Executive’s continued employment with the Company, if any, shall be pursuant to such terms and conditions as Executive and the Company may agree.

(b)                                 Duties and Responsibilities.  Executive shall serve as the full-time President and Chief Executive Officer of the Company and have the duties and responsibilities customarily associated with such position, and such additional duties and responsibilities as may from time to time be assigned to him by the Company’s Board of Directors (the “Board”).  Executive shall report directly to the Board.  Executive also shall serve (or following an initial public offering, be nominated) as a director on the Board and, so long as Number Holdings, Inc. (“Parent”) is the parent of the Company, on the Board of Directors of Parent (the “Parent Board”).  Executive shall (i) devote his full business time to the business and affairs of the Company, (ii) not engage in any other business activities, as a director, officer, employee or consultant or in any other capacity, whether or not he receives compensation therefor, and (iii) observe and comply with all rules, regulations, policies and practices of the Company and Parent.  Notwithstanding clause (ii) above, Executive may devote a reasonable amount of time to (A) managing his personal investments, and serving as a director, officer or trustee of family-owned companies, trusts or foundations, (B) serving as a director of one board of directors (other than the Board and the Parent Board), and (C) serving on the boards of charitable, civic or religious organizations, or engaging in charitable and community affairs and activities; provided that such activities do not adversely interfere with the performance of Executive’s duties and responsibilities hereunder.

2.                                      Compensation.

(a)                                 Base Salary.  Executive shall be paid a base salary (“Base Salary”), initially at the annual rate of $900,000 (the “Initial Base Salary”), payable in installments consistent with the Company’s normal payroll practices.  If LTM EBITDA (as defined below) is greater than the EBITDA Target (as defined below) on the last day of each of 12 consecutive fiscal months, the Base Salary shall thereafter be increased to $1,000,000, retroactive to the first day of the first such month. “LTM EBITDA,” on any date, means the adjusted EBITDA of the Company for the

12 fiscal months ending on such date, calculated by the Company, in consultation with Executive, in a manner consistent with the calculation of budgeted EBIDA in the Company’s 2013 budget.  “EBITDA Target” means $300,000,000, as such target may be adjusted from time to time, as determined by the Parent Board to take into account any acquisitions, divestitures, recapitalizations and similar items.

(b)                                 Annual Incentive Bonus.

(i)                                     Executive shall be eligible to earn a cash incentive bonus (the “FY2014 Bonus”) for fiscal year 2014 (“FY2014”) pursuant to the terms of the bonus plan approved by the Board.  Executive’s target FY2014 Bonus shall be 100% of the Initial Base Salary, with the opportunity to earn up to 150% of the Initial Base Salary. The actual level of payment shall be contingent upon levels of achievement specified in the approved bonus plan relative to budgeted Adjusted EBITDA set forth in the Company’s FY2014 budget approved by the Board; provided, that Executive shall be guaranteed a minimum FY2014 Bonus of 100% of the Initial Base Salary. The FY2014 Bonus (including the guaranteed minimum) shall be prorated for the actual period of employment between September 3, 2013 (the “Start Date”) and the last day of FY2014.

(ii)                                  Beginning with fiscal year 2015, Executive shall be eligible to earn an annual incentive bonus (“Annual Bonus”) for each fiscal year of the Company under a bonus plan approved by the Board after consultation with Executive regarding, among other things, the applicable threshold and “stretch” levels of performance under the plan; provided, that (x) the threshold for any fiscal year shall not be higher than the greater of (A) 98% of budgeted Adjusted EBITDA for such fiscal year and (B) 100% of actual Adjusted EBITDA for the prior fiscal year, or lower than 100% of Adjusted EBITDA for the prior fiscal year and (y) the threshold shall be set at a level of performance that the Board believes is reasonably possible to be achieved.  Executive’s target Annual Bonus shall be 125% of the Base Salary in effect at the beginning of such fiscal year, with the opportunity to earn up to 250% of such Base Salary. The actual level of payment will be contingent upon levels of achievement specified in the approved bonus plan relative to budgeted Adjusted EBITDA set forth in the Company’s budget for such fiscal year approved by the Board and the achievement of other goals as may be established by the Board in consultation with Executive. For purposes of this Agreement, “Bonus” refers, collectively, to the FY2014 Bonus or any Annual Bonus, as the context may require. No Bonus shall be earned until the date that such Bonus is paid, and Executive must be an employee in good standing on such date to earn any such Bonus.  Each such Bonus (if any) shall be paid by July 15 following completion of the applicable fiscal year, or, if earlier, within five business days after completion of the audit for such fiscal year.

(c)                                  Signing Bonus.

(i)                                     The Company shall pay to Executive a cash bonus of (i) $900,000 plus (ii) an amount equal to (x) the Base Salary times (y) a fraction, the numerator of which is the number of days between the Start Date and the Effective Date, and the denominator of which is 365 (the “Cash Signing Bonus”) within 90 days after the Effective Date unless, prior to such payment, the Company has terminated Executive’s employment for Cause or Executive has resigned without Good Reason (each as defined below).

(ii)                                  If Executive’s employment is terminated for Cause or Executive resigns without Good Reason prior to the first anniversary of the Effective Date, Executive shall repay the full Cash Signing Bonus and all Relocation Expenses (as defined below) to the Company within 60 days following the date of termination of Executive’s employment for Cause or the date of Executive’s resignation without Good Reason.

(iii)                               If Executive’s employment is terminated for Cause or Executive resigns without Good Reason on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, Executive shall repay 50% of the Cash Signing Bonus to the Company within 60 days following the date of termination of Executive’s employment for Cause or the date of Executive’s resignation for Good Reason.

(iv)                              If the Company incurs any attorneys’ fees in the collection of the repayment of all or any portion of the Cash Signing Bonus or the Relocation Expenses (as defined below), then, in addition to all other remedies, Executive shall promptly reimburse the Company for all such attorneys’ fees.

(d)                                 Option Grant.  Promptly, but in no event later than ten days, following the Effective Date, the Company shall grant Executive nonqualified options (the “Options”) to purchase 21,505 shares of each of the Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and the Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of Parent; provided, that the number of shares covered by the Options shall be increased by the number of shares (in equal numbers of Class A Common Stock and Class B Common Stock) that is equal to 3% of the net shares of Common Stock issued by the Company between the date Executive’s employment offer letter from the Company is executed by the Company and Executive (the “Offer Letter Date”) and the grant date of the Options. The Options shall be subject to the terms and conditions of the Number Holdings, Inc. 2012 Stock Incentive Plan and applicable award agreements provided by Parent.  The exercise price per share of the Options will equal the fair market value of the underlying Common Stock on the date of grant.

(e)                                  Co-Investment.  Executive represents that he is an “accredited investor” as such term is defined under Regulation D of the Securities Exchange Act of 1933, as amended.  Executive shall purchase, directly or, so long as the purchaser is an entity solely owned by Executive or the members of his immediate family, indirectly, on or about the Effective Date, a number of shares of Common Stock with an aggregate fair market value on the date of purchase (as determined by the Parent Board) equal to approximately $4,000,000, and shall execute and deliver customary agreements in connection with such purchase, including a purchase agreement and joinder to Parent’s Stockholders Agreement.

(f)                                   Equity Backstop.

(i)                                     Definitions

“Aggregate Adjustment” means the lesser of (A) $5 million and (B) the sum of the Per Share Adjustment for all of the Applicable Shares.

“Applicable Shares” means (A) all of the shares of common stock of DOL (x) owned by Executive on the Offer Letter Date or (y) purchased by Executive through the exercise of options held on the Offer Letter Date, that are sold by Executive in a bona fide brokerage transaction during the period after the Effective Date and on or prior to the Cut-off Date or (B) if fewer, the first 196,691 of such shares so sold.

“Closing Price” on any trading date means the closing price of a share of common stock of DOL on the Toronto Stock Exchange on such date, as determined by the Parent Board.

“Cut-off Date” means the earliest of (A) the 180th day following the Effective Date and (B) the first trading date on which the average Closing Price for either (x) the five consecutive trading days or (y) seven out of ten consecutive trading days, in either case, ending on such trading date, equals or exceeds the Initial Share Price.

“DOL” means Dollarama Inc.

“Guaranteed Share Price” on any date means the Initial Share Price multiplied by (1+ the Index Percentage Change on such date).

“Index Percentage Change” on any date means the percentage change, as determined by the Parent Board, in the average of (A) the closing price of the S&P North American Consumer Sector Index and (B) the closing price of the S&P/TSX Composite Index (excluding the Capped Energy Index, the Capped Diversified Metals & Mining Index and the Capped Materials Index) from the trading day immediately preceding the Resignation Date and such date.

“Initial Share Price” means the average Closing Price for the ten trading days ending on the trading day immediately prior to the Resignation Date.

“Per Share Adjustment” means, with respect to each Applicable Share, the amount (positive or negative) equal to (A) the lower of (x) the Initial Share Price and (y) the Guaranteed Share Price on the trade date relating to such sale minus (B) the aggregate gross sale price received from the sale of such Applicable Share (before deducting commissions or any other amounts).

“Resignation Date” means the first date on which Executive’s resignation from DOL is publicly announced.

(ii)                                  On the 5th day following the earlier of (x) the Cutoff Date and (y) the first date on which the number of Applicable Shares equals 196,691, Executive shall deliver to Parent:

(A)                               Brokerage confirmations for each sale of Applicable Shares;

(B)                               A written certification, in form and substance satisfactory to Parent that (w) each such sale complied with all applicable laws, (x) Executive was not in possession of any material non-public information at the time of any such sale, (y) Executive did not purchase or sell any other shares of common stock of DOL (or any derivative relating thereto) from and after the Effective Date and on or prior to the date of such certification, and (z) Executive is in compliance with each of his agreements with the Company, Parent or any of their respective subsidiaries; and

(C)                               If applicable, an executed joinder to the Stockholders Agreement, and other customary agreements requested by Parent.

(iii)                               If the Aggregate Adjustment is greater than $0, then Parent, at its option, shall (A) pay to Executive a cash amount or (B) issue to Executive a number of shares of Common Stock with an aggregate fair market value on the date of issuance thereof (as determined by the Parent Board), in either case equal to the Aggregate Adjustment, subject to all applicable withholding.

(g)                                  Payment.  Payment of all compensation and other amounts to Executive under this Agreement shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to applicable withholding requirements.

3.                                      Employee Benefits.

(a)                                 Business Expenses.  Upon timely submission of itemized expense statements and other documentation in accordance with the customary procedures specified by the Company, Executive shall be reimbursed for actual out of pocket business and travel expenses incurred by Executive in the course of his duties hereunder in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.

(b)                                 Relocation Expenses.  Prior to the earlier of (i) the date on which Executive’s children start school in the greater Los Angeles area and (ii) the first anniversary of the Effective Date, the Company shall reimburse Executive for reasonable, out-of-pocket expenses (submitted in accordance with clause (a) above) for business class airfare (first class if business class is not offered) for (A) up to two round-trip flights per month between Los Angeles, California, and Montreal, Quebec, for Executive and (B) up to two round-trip flights (in total) between Los Angeles, California, and Montreal, Quebec, for each of Executive’s domestic partner and his children. Prior to the earlier of (i) the date on which Executive moves into a permanent residence in the greater Los Angeles Area and (ii) the first anniversary of the Effective Date, the Company shall reimburse Executive for reasonable, out-of-pocket expenses (submitted in accordance with clause (a) above) for appropriate temporary housing in the Los Angeles, California metropolitan region. The items described in the preceding two sentences are collectively referred to as “Relocation Expenses.”

(c)                                  Benefit Plans.

(i)                                     Executive shall be entitled to participate in the Company’s employee benefit plans and programs (“Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its senior executives generally, subject to the terms and conditions thereof.  The Company shall cause applicable waiting periods to be waived under the Company’s group health plan, to the extent permitted pursuant to the terms of such plan. Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.

(ii)                                  To the extent not covered by insurance, the Company shall cover the reasonable cost, either through regular expense reimbursement or by direct payment to the medical provider, of a comprehensive annual physical examination for Executive from a medical provider of Executive’s choice.

(d)                                 Automobile Allowance.  Executive shall receive an automobile allowance in an annual amount equal to $20,000, which shall be paid in equal amounts in accordance with the Company’s normal payroll practices.

(e)                                  Vacation.  Executive shall be entitled to four weeks paid vacation time in accordance with the Company’s vacation policy for senior executives.  Executive acknowledges that given his position at the Company, Executive will remain generally available and accessible to the Company’s senior managers and the Board through an electronic means of communication when reasonably possible.

(f)                                   Immigration/Work Authorization.  Executive has provided the Company with documentation evidencing his authorization to work in the United States.  During the Term, the Company’s Human Resources department will assist Executive in (i) maintaining his O-1 visa (on a premium processing basis) and (ii) obtaining a permanent resident card (i.e., a “green card”) for Executive and his children, and, for so long as permissible, obtaining other immigration-related authorizations for his domestic partner and one additional household member, in each case as described below, it being understood that United States government entities make all decisions regarding the maintenance of O-1 visas, granting of green cards and approval of other immigration-related authorizations. The Company shall pay all reasonable (x) government filing fees and (y) legal fees and costs, in each case relating to the application process so long as Executive uses the Company’s preferred immigration counsel and vendors.  Executive shall, and shall cause his domestic partner, children, and other household member to, (A) take all actions necessary or desirable to maintain his O-1 visa and, as promptly as practicable, obtain a green card or, for so long as permissible, other immigration-related authorizations and (B) without limiting the foregoing, execute and deliver such documents, instruments, conveyances and assurances, complete all questionnaires and forms, and obtain all documents (e.g. university transcripts, resumes, medical records, paystubs, etc.), in each case as may be necessary or desirable, in connection therewith.  If Executive’s employment is terminated for any reason before obtaining a green card, except as otherwise required by law, the Company shall not take any action to hinder any work authorization or immigration-related applications pending on behalf of Executive, his domestic partner, children or household member.

(g)                                  Legal Fees.  Following receipt of reasonably detailed invoices from Executive’s legal counsel, the Company shall pay to such legal counsel legal fees and expenses incurred in connection with the negotiation of this Agreement and other written agreements related to the commencement of Executive’s employment with the Company, up to a maximum of $15,000 in the aggregate.

(h)                                 Directors’ and Officers’ Insurance. At all times during the Term, the Company shall provide to Executive the benefit of, and pay all of the costs of, any directors’ and officers’ liability insurance policy or policies obtained by the Company. Executive acknowledges that he has been provided with a copy of (i) the By-Laws of each of the Company and Parent, Articles VI and VIII of which, respectively, provide for indemnification of directors and officers and (ii) the Articles of Incorporation of each of the Company and Parent, Sections Fourth and Seventh of which, respectively, provide for indemnification of directors and officers.

(i)                                     Professional Memberships/Dues.  The Company shall pay or reimburse Executive for (i) the annual professional membership dues/fees to maintain his license to practice law in good standing , (ii) the annual membership dues/fees for applicable Canadian bar associations and (iii) the reasonable cost of continuing legal education courses and lectures taken locally, “on-line” or via videoconferencing.

4.                                      Termination of Employment.

(a)                                 For Cause.  The Company may terminate Executive’s employment for “Cause” immediately upon written notice for any of the following reasons:  (i) Executive’s (x) being indicted for, or charged with, a felony under U.S. Federal or state law (or Canadian law equivalent), or (y) conviction of, or plea of guilty or nolo contendere to, a misdemeanor under U.S. Federal or state law (or Canadian law equivalent) where imprisonment is imposed (excluding traffic-related offenses and DUIs); (ii) perpetration by Executive of an illegal act, dishonesty, or fraud that could cause economic injury to Parent, the Company or any affiliate of either of them, (iii) Executive’s insubordination, or refusal to perform his duties or responsibilities for any reason other than illness or mental incapacity; (iv) failure by Executive to perform Executive’s material duties; (v) Executive’s willful misconduct or gross negligence with regard to Parent, the Company or any subsidiary of either of them; (vi) Executive’s appropriation of a material corporate opportunity of Parent, the Company or any subsidiary of either of them; or (vii) Executive’s material breach of this Agreement or any other agreement with Parent, the Company or any of their respective affiliates, including any confidentiality or other restrictive covenant; provided, that the occurrence of an event described in (iii) through (vii) above only shall constitute Cause if (I) the Company provides Executive with written notice that describes with reasonable particularity the facts and circumstances giving rise to Cause within 90 days after the grounds constituting Cause have been presented to the Parent Board at a duly-called meeting (the “Cause Notice”); (II) if curable, Executive fails to substantially cure such event within 20 days after delivery of the Cause Notice; and (III) the Company terminates Executive’s employment for Cause within 60 days following delivery of the Cause Notice.

Upon termination of Executive’s employment for Cause, neither the Company nor any of its affiliates shall be under any further obligation to Executive, except the Company’s obligation to pay (A) all accrued but unpaid Base Salary to the date of termination within 30 days following such termination, less all applicable deductions, (B) any accrued but unused vacation and any earned and vested benefits and payments pursuant to the terms of any Benefit Plan or this Agreement, and (C) all unreimbursed business and relocation expenses incurred and properly submitted in accordance with this Agreement (the payments and benefits described in subsections (A), (B) and (C) of this paragraph shall be referred herein as the “Accrued Benefits”); provided, that if Executive’s employment is terminated pursuant to Section 4(a)(i) at the time of a conviction or during the pendency of any appeals, any severance payments, other severance benefits, or stock or other equity to which Executive would have been entitled had

Executive’s employment been terminated without Cause shall be placed into an interest-bearing escrow account and either (i) forfeited upon a conviction that is later affirmed on appeal or not reversed, or from which no appeal is taken, or (ii) provided to Executive upon Executive’s being acquitted or the charges being dropped or dismissed, in accordance with the timing (unless the applicable time periods have passed, in which case such amounts will be provided within 30 days after such acquittal or such charges being dropped or dismissed), and subject to the conditions, described in Section 4(b).

(b)                                 Without Cause; Good Reason.  The Company may terminate Executive’s employment at any time without Cause immediately; and, subject to meeting the applicable conditions, Executive may terminate Executive’s employment at any time for Good Reason, in either case by delivery of written notice.  Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, or in accordance with the proviso in the last paragraph of Section 4(a), in addition to the Accrued Benefits, Executive shall be entitled to receive:

(i)                                     an amount equal to two times the sum of (A) Executive’s then-current Base Salary, plus (B) the average of the actual Bonuses earned by Executive for the three most recent completed fiscal years immediately preceding the fiscal year in which the termination of employment occurs (including any Bonus contemplated by clause (iii) below), or, if less than three, all completed fiscal years since the Effective Date (the “Severance Amount”).  In any case in which the FY2014 Bonus is taken into account for the purpose of calculating the Severance Amount, such calculation shall be based on the Bonus that otherwise would have been earned by Executive under the bonus plan approved by the Board based on actual performance (i.e., disregarding the minimum Bonus guarantee), but such amount shall be annualized to eliminate the effects of proration.  One-half of the Severance Amount shall be paid in equal installments over 24 months in accordance with the Company’s regular payroll schedule, and the remainder of the Severance Amount shall be payable in a lump sum on the 30th day following termination of employment;

(ii)                                  if the date of Executive’s termination of employment is (A) prior to the second anniversary of the Effective Date, the vesting of the time-based Options (the “Time-Vested Options”) shall be accelerated such that 50% of the total number of Time-Vested Options are vested or (B) on or after the second anniversary of the Effective Date, Executive will receive an additional 12 months of vesting on the Time-Vested Options;

(iii)                               any unpaid Bonus for a completed fiscal year that otherwise would have been earned by Executive had Executive’s employment continued through the Bonus payment date;

(iv)                              if the date of Executive’s termination of employment is on or after the first day of the third fiscal quarter of the Company for the fiscal year in which such termination of employment occurs, a pro-rated portion of the Bonus that would have been earned by Executive had Executive remained employed through the Bonus payment date, based on the actual achievement of the Company against the performance goals set by the Board for the applicable fiscal year, such pro-rated portion to be equal to a fraction, the numerator of which is the number of days between the first day of the fiscal year and the date of such termination of employment (inclusive) and the denominator of which is 365, payable at the same time bonuses are paid to similarly situated employees of the Company; and

(v)                                 subject to Executive timely electing COBRA, the Company shall continue to contribute towards health insurance premiums under the Company’s group health plan on behalf of Executive and his covered dependents as of immediately prior to the date of Executive’s termination of employment in the same dollar amount as it contributed immediately prior to the date of Executive’s termination of employment (or, if such contributions are prohibited or penalized under then-applicable law, reimburse to Executive, upon submission of proof of payment by Executive, an equivalent dollar amount) until the earlier of 18 months after the date of Executive’s termination of employment or such time as Executive becomes eligible for substantially similar benefits from another employer.

The foregoing payments and benefits shall commence on the 30th day following termination of employment (or, in the case of (iii) and (iv) above, at the same time as Bonuses are paid to employees, generally, if later); provided, that such payments and benefits shall be contingent on (A) Executive executing and delivering to the Company a release of claims against the Company substantially in the form attached hereto as Exhibit A (subject to any modifications necessary to render such release fully enforceable under applicable law, as agreed between the parties) (“Release”), and such Release becoming effective, by such date and (B) Executive’s continued compliance with all post-termination restrictive covenants applicable to Executive, including the covenants contained in the Fair Competition Agreement.  For purposes of the foregoing calculations in this Section 4(b), “Base Salary” shall mean the base salary in effect on the date of termination of employment without regard to any reduction that may have given rise to Good Reason.  A termination of Executive’s employment under this Section 4(b) does not include a termination of employment by reason of Executive’s Disability (as defined below) or upon the death of Executive.

“Good Reason” means the occurrence of any of the following events, without Executive’s consent, (i) any reduction in Base Salary other than, prior to a Change in Control or an Initial Public Offering (as each is defined in the Number Holdings, Inc. 2012 Stock Incentive Plan), a one-time reduction not exceeding ten percent that is imposed simultaneously on all executive officers of the Company; (ii) a diminution in Executive’s job title, authority, duties or responsibilities for the Company or a change in reporting relationship to anyone other than the Board; (iii) the Company relocates its headquarters more than 5 miles further (one-way) from the permanent residence to which Executive first relocates in connection with his employment by the Company than the location of the Company’s headquarters as of the Effective Date; (iv) removal of Executive from the Board or Parent Board, or the failure to appoint or re-appoint, as the case may be (or, following an initial public offering, nominate or re-nominate, as the case may be), Executive to the Board and Parent Board throughout the Term; or (v) any election by the Company not to extend the Term under Section 1(a); provided that, the occurrence of an event described in (i), (ii), (iii) or (iv) above only shall constitute Good Reason if (A) Executive provides the Company with written notice within 90 days following the occurrence of the event allegedly constituting Good Reason (the “Good Reason Notice”); (B) the Company fails to substantially cure such event within 30 days after receiving the Good Reason Notice; and (C) Executive resigns within 60 days following delivery of the Good Reason Notice. For the avoidance of doubt, Executive’s job shall require significant travel outside of Los Angeles County, which shall not constitute Good Reason.

(c)                                  Resignation.  Executive may resign his employment (without Good Reason) upon providing the Company 30 day’s prior written notice; provided, that the Company shall have the right to accelerate Executive’s termination date to an earlier date than specified in Executive’s notice.  In the event of such resignation by Executive, the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits.

(d)                                 Disability; Death.  The Company may terminate Executive’s employment if Executive experiences a “Total Disability” (or equivalent) as defined under the Company’s Long Term Disability Plan in effect at the time of the disability (or, if no Long Term Disability Plan is in effect at the time of the disability, if executive becomes disabled within the meaning of Section 409A (as defined below)) (a “Disability”).  In the event that Executive’s employment is terminated by reason of Executive’s Disability or upon the death of Executive, in addition to the Accrued Benefits, Executive shall be entitled to receive (i) continuation of the Base Salary for the shorter of (A) 12 months or (B) the remainder of the then-current Term, and (ii) a pro-rated portion of the Bonus that otherwise would have been earned by Executive for the fiscal year in which the termination of Executive’s employment occurs had Executive’s employment continued through the Bonus payment date, payable at the time Bonuses are paid to other employees of the Company.  In addition, if the date of termination is (x) prior to the second anniversary of the Effective Date, the vesting of the Time-Vested Options shall be accelerated such that 50% of the total number of Time-Vested Options are vested or (y) on or after the second anniversary of the Effective Date, Executive will receive an additional 12 months of vesting on the Time-Vested Options.

(e)                                  Cooperation.  Following termination of employment for any reason, Executive shall (i) cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s acts or omissions while employed by the Company.  The Company shall reimburse Executive promptly for actual out-of-pocket expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.  Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with Parent, the Company or any of their respective subsidiaries.

5.                                      Fair Competition Agreement.  Executive shall execute and deliver to the Company the Fair Competition Agreement attached hereto as Exhibit B on or before the Effective Date. Such execution and delivery is a condition to the effectiveness of this Agreement. Executive shall at all times comply with the Fair Competition Agreement.

6.                                      Section 409A.  Notwithstanding anything herein to the contrary:

(a)                                 The Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement. It is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A or otherwise.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)                                  Notwithstanding any other provision hereof, if Executive is, as of the date of termination, a “specified employee” for purposes of Treas.  Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to Section 4 hereof that is neither a short-term deferral within the meaning of Treas.  Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas.  Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of Executive’s death, to the extent such delay is necessary in order to avoid the imposition of taxes under Section 409A.  Any payments to which

Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days after Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him).

7.                                      Miscellaneous.

(a)                                 Governing Law.  This Agreement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c)                                  Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.  Without limiting the foregoing, this Agreement expressly supersedes all prior agreements (written or oral) relating to Executive’s employment with the Company or any of its subsidiaries.

(d)                                 Amendment and Waiver; Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive).  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)                                  Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)                                   Dispute Resolution.  Except as provided in the Fair Competition Agreement, all Disputes shall be resolved in accordance with the Arbitration of Disputes Agreement attached hereto as Exhibit C, and incorporated herein. Executive shall execute and deliver to the Company a copy of such Agreement on or before the Effective Date as a condition to the effectiveness of this Agreement.

(g)                                  Notices.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed given when delivered personally, one day after it is sent through a reputable overnight carrier, or three business days after it is mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other party):

If to Executive:

At the address listed in the Company’s personnel records.

with copies to:

Littler Mendelson, P.C.

2049 Century Park East, 5th Floor

Los Angeles, CA 90067

Telephone:  (310) 553-0308

Facsimile:  (310) 553-5583

Attention:  Robert F. Millman, Esq.

If to the Company:

99¢ Only Stores
4000 Union Pacific Avenue
Commerce, CA 90023
Telephone: (323) 980-8145
Facsimile: (323) 307-9611
Attention: General Counsel

with copies to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Telephone: (310) 201-4100
Facsimile: (310) 201-4170
Attention: Adam Stein

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Telephone: (310) 284-4582
Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

(h)                                 Further Assurances.  Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(i)                                     Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein:  (i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(j)                                    Acknowledgement.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(k)                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(l)                                     Each Party the Drafter.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(m)                             Time of Essence.  Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(n)                                 Survival.  All rights and obligations of any party in Sections 4 through 7 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

99¢ ONLY STORES

By:	/s/ Richard Anicetti

Name:	Richard Anicetti

Title:	Interim President and CEO

STEPHANE GONTHIER

/s/ Stephane Gonthier

EXHIBIT A

RELEASE

EXHIBIT B

FAIR COMPETITION AGREEMENT

EXHIBIT C

ARBITRATION OF DISPUTES AGREEMENT